EXHIBIT 5

                                                                 October 7, 1996

Consolidated Graphics, Inc.
2210 W. Dallas Street
Houston, Texas 77019

Ladies and Gentlemen:

            As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Consolidated Graphics, Inc., a Texas corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 600,000 additional shares of common stock, par value $.01 per share, of the Company (the "Common Stock") to be issued from time to time pursuant to the Consolidated Graphics, Inc. Long-Term Incentive Plan (the "Plan"), certain legal matters in connection with the Common Stock are being passed upon for you by us.

            The Plan provides for the grant of awards to selected employees of the Company and its subsidiaries and non-employee directors of the Company (other than directors serving on the committee of the Board of Directors selected to administer the Plan (the "Committee")). Awards under the Plan may consist of (i) stock awards, which include grants of restricted shares of Common Stock ("Stock Awards"), (ii) incentive stock options ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (iii) nonstatutory stock options ("Nonstatutory Options"), (iv) stock appreciation rights, or (v) cash. As used herein, the term "Options" shall mean Incentive Options and Nonstatutory Options and the term "Option Shares" shall mean the Shares issuable upon the exercise of Options.

            In our capacity as your counsel in the connection referred to above, we have examined the Plan, the Company's Restated Articles of Incorporation and its Third Amended and Restated Bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinions hereinafter expressed.

            We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.
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Consolidated Graphics, Inc.              -2-                     October 7, 1996

            Based upon our examination as aforesaid and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

            1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Texas.

            2. When the Committee has granted Options in accordance with the terms of the Plan and has fixed the exercise price therefor, all requisite corporate action on the part of the Company with respect to the authorization of the issuance of the Option Shares subject to such Options will have been taken. Upon the issuance and delivery of such Option Shares upon the exercise of Options in accordance with the Plan and for the consideration fixed by the Committee, such Option Shares will be validly issued, fully paid and nonassessable.

            3. When the Committee has granted Stock Awards in accordance with the terms of the Plan, all requisite corporate action on the part of the Company with respect to the authorization of the issuance of the Common Stock subject to such Stock Awards will have been taken. Upon the issuance and delivery of such Common Stock in accordance with the Plan and upon the lapse of any restrictions thereon in accordance with the Plan, such Common Stock will be validly issued, fully paid and nonassessable.

      At your request, this opinion is being furnished to you for filing as
Exhibit 5 of the Registration Statement.

            The opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof.


                                Very truly yours,

                                BAKER & BOTTS, L.L.P.